Exhibit 99.1
News Release
AMKOR TECHNOLOGY, INC. ANNOUNCES COMMENCEMENT OF TENDER OFFER
FOR 9.25% SENIOR NOTES DUE 2008
Chandler, Ariz. – April 28, 2006 – Amkor Technology, Inc. (NASDAQ NM: AMKR) (the “Company”) announced today that it is commencing a cash tender offer for up to $200 million aggregate principal amount (the “Tender Cap”) of its outstanding 9.25% Senior Notes due 2008 (CUSIP Nos. 031652AJ9, U03169AC0, 031652AK6, 031652AM2) (the “Notes”).
The tender offer is scheduled to expire at 12:00 Midnight, New York City time, on Thursday, May 25, 2006 (the “Expiration Date”), unless extended or earlier terminated. The total consideration per $1,000 principal amount of the Notes validly tendered and not withdrawn is $1,055.00, which includes an early tender payment of $20.00 per $1,000 principal amount of Notes (the “Early Tender Payment”). The Early Tender Payment is payable only to holders of the Notes who tender and validly deliver their Notes on or prior to 5:00 p.m., New York City time, on May 9, 2006 (the “Early Tender Time”), if such Notes are accepted for purchase by the Company. Holders who tender their Notes after the Early Tender Time and on or prior to the Expiration Date will be entitled to receive $1,035.00 per $1,000 principal amount of the Notes, if such Notes are accepted for purchase by the Company. In addition, holders will receive accrued and unpaid interest on any tendered and accepted Notes from the last interest payment date to, but not including, the date on which the Notes are purchased. The Company expects to accept the Notes for purchase promptly after the Expiration Date and expects that it will pay the purchase price on the Notes on the business day following the date that the Notes are accepted. As of April 27, 2006, $440.5 million aggregate principal amount of the Notes were outstanding.
The Company’s obligation to consummate the tender offer is subject to the Tender Cap and conditioned upon the following events having occurred or been waived: (i) the Company having raised funds in one or more financings sufficient to purchase up to $200 million of the outstanding Notes tendered and to pay fees and expenses in connection therewith on terms and conditions satisfactory to the Company and (ii) satisfaction of other general conditions described in the Offer to Purchase. The Company may increase or waive the Tender Cap in its sole discretion.
The Company is not soliciting consents to modify any of the covenants in the indenture governing the Notes.
The complete terms and conditions of the tender offer are described in the Offer to Purchase, dated April 28, 2006, of the Company. The Company has engaged Citigroup Corporate and Investment Banking to act as dealer manager in connection with the tender offer. Questions regarding the tender offer may be directed to Citigroup at (212) 723-6106 (collect) or (800) 558-3745 (U.S. toll-free). Requests for documentation may be directed to Global Bondholder Services Corporation, the tender agent and information agent for the tender offer, at (212) 430-3774 (for banks and brokers) or (866) 873-7700 (U.S. toll-free).
This press release does not constitute an offer to sell or a solicitation of an offer to buy any Securities, nor shall there be any sale of any Securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The tender offer is being made solely by the Offer to Purchase dated April 28, 2006.
Contact:

Jeffrey Luth	Amkor Technology, Inc.
480-821-5000 ext. 5130	jluth@amkor.com